Exhibit 99.1

DYNAVAX

DYNAVAX TECHNOLOGIES

2929 Seventh Street, Suite 100

Berkeley, CA 94710

Contact:
Michael Ostrach
Vice President and Chief Business Officer
510-665-7257
mostrach@dynavax.com

DYNAVAX COMPLETES OVER 2000 FIRST IMMUNIZATIONS IN PHASE 3 STUDY

HEPLISAV STUDY TO FINISH IN 12 MONTHS

BERKELEY, CA - May 6, 2010 - Dynavax Technologies Corporation (Nasdaq: DVAX) today reported completing the first immunizations of over 2,000 subjects enrolled in its large-scale Phase 3 study of HEPLISAV(TM). This starts a 12-month follow-up on these subjects and sets the study's completion for May 2011. Dynavax said this event supports its goal of a BLA submission for HEPLISAV in the second half of 2011.

About HEPLISAV

HEPLISAV is an investigational adult hepatitis B vaccine. The vaccine candidate is being evaluated in two Phase 3 studies that are directed toward fulfilling licensure requirements in U.S., Canada and Europe. In a completed pivotal Phase 3 trial, HEPLISAV demonstrated increased, rapid protection with fewer doses than current licensed vaccines. Dynavax has worldwide commercial rights to HEPLISAV and is developing the vaccine for large, high-value populations that are less responsive to current licensed vaccines, including individuals with chronic kidney disease. HEPLISAV combines hepatitis B surface antigen with a proprietary Toll-like Receptor 9 agonist known as ISS to enhance the immune response.

About Hepatitis B Vaccines

Currently available hepatitis B vaccines require three doses over six months to achieve full immunogenicity in healthy patient populations. Because compliance with this vaccine regimen is low, new vaccines are needed to provide increased protection with fewer doses in a shorter timeframe. Furthermore, currently available vaccines do not fully address the needs of several patient populations, including those with chronic kidney disease, HIV or chronic liver disease. In particular, patients with compromised immune systems require both rapid and enhanced protection, either because they are less responsive to conventional vaccine regimens or because they are at high risk of infection.

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About Dynavax

Dynavax Technologies Corporation, a clinical-stage biopharmaceutical company, discovers and develops novel products to prevent and treat infectious diseases. The Company's lead product candidate is HEPLISAV, an investigational adult hepatitis B vaccine designed to enhance protection more rapidly and with fewer doses than current licensed vaccines. For more information visit www.dynavax.com.

Forward Looking Statements

This press release contains "forward-looking statements" that are subject to a number of risks and uncertainties, including statements relating to clinical trials, and BLA and other regulatory submissions. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including whether successful clinical and regulatory development and approval of HEPLISAV can occur in a timely manner or without significant additional studies or difficulties or delays in development or clinical trial enrollment, whether the studies can support registration for commercialization of HEPLISAV; the results of clinical trials and the impact of those results on the initiation and completion of subsequent trials and issues arising in the regulatory process; the Company's ability to obtain additional financing to support the development and commercialization of HEPLISAV and its other operations, possible claims against the Company based on the patent rights of others; and other risks detailed in the "Risk Factors" section of our current periodic reports with the SEC. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available. Information on Dynavax's website at www.dynavax.com is not incorporated by reference in the Company's current periodic reports with the SEC.

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